EXHIBIT 99.4

TPT Global Tech Celebrates Successful VüMe Live PPV Events Featuring Boxing and Music Extravaganzas Watched 15 Countries

Quinton Rendell Triumphs in Comeback Fight and Sabrina Francis Rocks the Island Grenada

SAN DIEGO, CA – May 16, 2024 – TPT Global Tech, Inc. (OTCQB: TPTW), a trailblazer in technology and telecommunications, proudly announces the successful broadcast of two live broadcast events on its VüMe Live PPV platform. On May 3rd and 4th, the inaugural VüMe Boxing event, "Rumble in Humble," captivated audiences with a thrilling display of talent and tenacity. Organized by Roy Foreman, President of TPT Media and Entertainment LLC Boxing Division, and Derrick L. Woods, CEO & President of Boss Productions Inc., this high-profile event took place in Houston, Texas, coinciding with the Cinco de Mayo weekend. The free event, broadcasted live, featured former NABF champion Quinton Rendell, who marked his comeback with an impressive victory.

Roy Foreman, brother of legendary Heavyweight Champion George Foreman, leveraged his extensive experience and passion for the sport to orchestrate a memorable event. His career spans over four decades, during which he has promoted over 200 fights and managed his brother's championship pursuits. Foreman's multifaceted background includes hosting a Comcast Network show, serving as America's Ambassador for Sports, and playing pivotal roles in the US Olympic Boxing Committee. His philanthropic efforts and ventures like "Foreman Gear" further highlight his diverse contributions to the boxing world.

Commenting on the event, Roy Foreman stated, "Continuing the 'Rumble in Humble' fight series demonstrates the dedication of the boxing community. Partnering with Boss Productions to offer this event globally, celebrates a new era in boxing and our journey of broadcasting live entertainment on VüMe Live PPV."

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Derrick Woods added, "Houston was honored to host 'Rumble in Humble' and showcase these incredible athletes. The energy and passion surrounding the event was palpable, and we were thrilled to bring this electrifying experience to fans in the boxing world."

Stephen J. Thomas III, CEO of TPT Global Tech, expressed his enthusiasm, saying, "Launching VüMe Boxing on our VüMe Live PPV platform is a pivotal expansion of our media offerings. Making “Rumble in Humble” in Houston and Wide Open on the beautiful island of Grenada available for free underscores our commitment to accessibility and premium entertainment content. These events exemplified our innovative blend of technology and entertainment and “Wild and Open” concert mesmerized audiences in 15 countries”.

On May 12th, Mother's Day, music lovers around the globe were treated to "Wild and Open," a spectacular live concert free on the VüMe Live PPV app. The event, held on the beautiful island of Grenada, featured renowned artists Isasha, Sabrina Francis, Gold’n, Laura Lisa, Khole Baldeo, and Dennison Lion Paw, and was viewed in 15 countries.

In collaboration with TPT Caribbean LLC, the concert marked the debut of VüMe Live PPV in the Caribbean region. Accessible on both the Apple Store and Google Play Store, the app allowed viewers to enjoy this musical celebration from the comfort of their homes.

Event organizers stated, "We were thrilled to bring this extraordinary concert to global audiences through the VüMe Live PPV App. Launching VüMe Live PPV in the Caribbean enables everyone to enjoy this unforgettable musical celebration."

Beginning at 7:00 PM EST, viewers immersed themselves in the vibrant rhythms and soulful melodies, celebrating Mother's Day in style with an evening of exceptional entertainment.

Don’t miss out on future events! Download the VüMe Live PPV App today in the Apple Store and Google Play store and stay tuned for more unforgettable experiences.

About TPT Global Tech

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

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SOURCE: TPT Global Tech, Inc.

For more information about TPT Global Tech, visit www.tptglobaltech.com.